UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 26 2012 (October 22, 2012)

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32421	58-2342021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 1718 New York, NY	10170
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 201-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Securities

Between October 22, 2012 and October 24, 2012, Fusion Telecommunications International, Inc., (the "Company"), entered into subscription agreements with 91 accredited investors (the “Investors”), pursuant to which the Company sold 6,027.75 investment Units consisting of (a) 6,027.75 shares of its newly designated Series B-1 Cumulative Convertible Preferred Stock, par value $0.01 per share, (the “Series B-1 Preferred Stock”), (b) Fixed Warrants (the “Fixed Warrants”) to purchase 22,013,915 shares of the Company’s common stock (the “Fixed Warrant Shares”), and (c) Contingent Warrants (the “Contingent Warrants”) to purchase 11,006,958 shares of the Company’s common stock for gross proceeds of $6,027,750 (the “Offering”).

Each share of Series B-1 Preferred Stock has a Stated Value of $1,000, and is convertible into a number of shares of the Company’s common stock that is equal to the Stated Value divided by the volume-weighted-average price of the Company’s common stock for the 10 trading days prior to the closing (the “Preferred Conversion Price”).  Based upon that calculation, and subject to the other terms of the Series B-1 Preferred Stock, the Series B-1 Preferred Stock sold to the Investors is convertible into an aggregate of 55,034,647 shares of the Company’s common stock (the “Conversion Shares”).

The Fixed Warrants may be exercised at any time following the Share Authorization Date (as defined below), for a number of Warrant Shares that is equal to fifty (50%) percent of the Stated Value divided by 125% of the Preferred Conversion Price, as adjusted for stock splits, combinations and reclassifications (the “Fixed Warrant Exercise Price”). Each Fixed Warrant will be exercisable at the Fixed Warrant Exercise Price for a five-year term commencing on the date of issuance.

The Contingent Warrants contain an “Expiration Event” that is triggered on the filing by the Company with the Federal Communications Commission of a request for the approval of the transfer of the licenses and operating authorities associated with the pending acquisition of Network Billing Systems, LLC ("NBS"), as previously disclosed in the Company's current Report on Form 8-K/A, filed on February 6, 2012, or a similar business combination. As of the date of this report, the Company has filed for and received approval from the Federal Communications Commission for the transfer of such licenses and operating authorities related to NBS.  As a result, an Expiration Event has occurred and certificates for the Contingent Warrants will not be issued to the Investors as they will not be exercisable.

The Series B-1 Preferred Stock may not be converted, and the Fixed Warrants may not be exercised, until the effective date of an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of the Company’s Common Stock sufficient to permit all of the outstanding Series B-1 Preferred Stock and Fixed Warrants to be converted or exercised, as the case may be, into the Company’s Common Stock (the “Share Authorization Date”).  The Company has agreed that, on or prior to December 24, 2012, it will file a proxy statement with the Securities and Exchange Commission (“SEC”) seeking stockholder authorization to increase the number of authorized shares of Common Stock.  Subject to certain exceptions, the Company has also agreed that, within forty-five days following the Share Authorization Date, it will file a registration statement with the SEC registering the resale of the Conversion Shares and the Fixed Warrant Shares, and to use its reasonable commercial efforts to cause the registration statement to become effective within 180 days thereafter.

The Company has the right, without the consent of or action by holders of Series B-1 Preferred Stock, to cause all of the outstanding Preferred Shares to be automatically converted into Common Stock at the Preferred Conversion Price upon the later to occur of (a) the Share Authorization Date, or (b) April 24, 2013.  In addition, cumulative dividends at rates ranging from 8% per annum to 12% per annum are payable on the outstanding Series B-1 Preferred Stock only in the event that the Share Authorization Date has not occurred prior to October 24, 2013.  Holders of Series B-1 Preferred Stock have liquidation rights that are senior to that of holders of the Company’s outstanding Series A-1, A-2 and A-4 Preferred Stock, and holders of Series B-1 Preferred Stock are entitled to vote as one group with holders of Common Stock on all matters brought to a vote of holders of Common Stock (with each share of Series B-1 Preferred Stock being entitled to that number of votes into which the registered holder could converted the Series B-1 Preferred Stock on the record date for the meeting at which the vote will be cast.

The Offering was exempt from registration under the Securities Act of 1933, as amended, by reason of Section 4(2) and Rule 506 of Regulation D thereunder.  The Company sold the Series B-1 Preferred Stock and Warrants through Bradley Woods & Co., Ltd, as lead manager and placement agent (the “Placement Agent”), and paid aggregate cash compensation to the Placement Agent and its designees of $206,000, consisting of commissions in the amount of $146,000 and other expenses in the amount of $60,000. The Company also issued placement agent warrants to the Placement Agent and its designees to purchase 876,068 shares of the Company’s common stock.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

 On October 18, 2012, the Company filed a Certificate of Designations with the Secretary of State of Delaware, amending its Articles of Incorporation by creating, and designating 21,240 shares of previously undesignated preferred stock as, the Series B-1 Preferred Stock. The material terms of the Series B-1 Preferred Stock are summarized above under Item 3.02. Such summary is qualified in its entirety by reference to the Certificate of Designations for the Series B-1 Preferred Stock as filed in Delaware and to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Fusion Telecommunications International, Inc.

	By:	/s/ Gordon Hutchins, Jr.
Gordon Hutchins, Jr.
as President, Chief Operating Officer and Acting Chief Financial Officer
October 26, 2012

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